Exhibit 99.1
United Components Reports Results of Operations for
Third Quarter 2009
EVANSVILLE, IN November 11, 2009 - United Components, Inc. (“UCI”), a leading manufacturer of vehicle replacement parts, today announced results for the third quarter ended September 30, 2009. UCI reported revenue of $228.9 million for the quarter, a 4.9% increase over the $218.1 million in revenue for the year-ago quarter. The company reported a revenue increase in the retail, traditional, original equipment service and OEM channels, and a decline in the heavy duty channel.
Net income attributable to UCI for the quarter was $13.1 million, including $0.9 million, net of tax, in special charges, consisting of costs related to restructuring of operations, defending class action litigation, reductions in force and obtaining new business. Excluding these charges, adjusted net income attributable to UCI would have been $14.0 million for the quarter. Adjusted net income attributable to UCI for the third quarter of 2008 was $7.2 million, excluding $2.8 million in special charges, net of tax.
Earnings before interest, taxes, depreciation and amortization, or EBITDA, as adjusted consistent with the company’s historical presentations, was $38.4 million for the third quarter, compared with $30.1 million for the year-ago quarter. The reconciliation of net income to adjusted EBITDA, a non-GAAP measure of financial performance, is set forth in Schedule A.
“We’re very pleased to report improved results for the third quarter, from both a top line and an operational perspective,” said Bruce Zorich, Chief Executive Officer of UCI. “After more than a year of being adversely affected by the worst economic climate in memory, the positive trends we have seen in recent months have resulted in a five percent increase in year-over-year sales. On the operational side, our ongoing cost-saving initiatives allowed us to post significant increases in gross margins and more than a 27 percent improvement in EBITDA.”
“While we are still not through the difficult economic environment, the trends we are seeing for our business, such as a continuing increase in miles driven, are positive,” continued Zorich. “In addition, we are not letting up on our focus on operational excellence and cost-saving initiatives. We believe that this focus, plus the continuing positive trends and selected growth strategies, have us very well positioned to take advantage of the opportunities that we see in the coming quarters.”
As of September 30, the company’s debt stood at $424.7 million. The company ended the quarter with $115.1 million in cash.

Conference Call
UCI will host a conference call to discuss its results and performance on Thursday, November 12, at 11:00 a.m. Eastern Time (ET). Interested parties are invited to listen to the call by telephone. Domestic callers can dial (800) 637-1381. International callers can dial (502) 498-8424.
A replay of the call will be available from November 13, 2009, for a ninety day period, at www.ucinc.com. Click on the UCI 2009 3rd Quarter Results button.
About United Components, Inc.
United Components, Inc. is among North America’s largest and most diversified companies servicing the vehicle replacement parts market. We supply a broad range of products to the automotive, trucking, marine, mining, construction, agricultural and industrial vehicle markets. Our customer base includes leading aftermarket companies as well as a diverse group of original equipment manufacturers.
Forward Looking Statements
All statements, other than statements of historical facts, included in this press release and the attached report that address activities, events or developments that UCI expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements give UCI’s current expectations and projections relating to the financial condition, results of operations, plans, objectives, future performance and business of UCI and its subsidiaries. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They are subject to uncertainties and factors relating to UCI’s operations and business environment, all of which are difficult to predict and many of which are beyond UCI’s control. UCI cautions investors that these uncertainties and factors, including those discussed in Item 1A of UCI’s 2008 Annual Report on Form 10-K and in its other SEC filings, could cause UCI’s actual results to differ materially from those stated in the forward-looking statements. UCI cautions that investors should not place undue reliance on any of these forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law, UCI undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
For More Information, Contact:
Mark Blaufuss, Chief Financial Officer (812) 867-4726

United Components, Inc.
Condensed Consolidated Income Statements (unaudited)
(in thousands)

	Three Months ended September 30,		Nine Months ended September 30,
	2009	2008	2009	2008
Net sales	$228,913	$218,136	$666,197	$676,695
Cost of sales	173,099	170,621	521,847	531,430

Gross profit	55,814	47,515	144,350	145,265

Operating expense
Selling and warehousing	(14,051)	(15,679)	(42,435)	(47,210)
General and administrative	(11,058)	(13,028)	(34,521)	(38,367)
Amortization of acquired intangible assets	(1,398)	(1,545)	(4,359)	(4,802)
Restructuring costs, net	(394)	(196)	(1)	(684)

Operating income	28,913	17,067	63,034	54,202

Other expense
Interest expense, net	(7,220)	(8,282)	(23,012)	(25,838)
Management fee expense	(500)	(500)	(1,500)	(1,500)
Miscellaneous, net	(1,011)	(920)	(4,165)	(2,429)

Income before income taxes	20,182	7,365	34,357	24,435
Income tax expense	(7,200)	(3,164)	(12,696)	(9,772)

Net income	12,982	4,201	21,661	14,663
Less: loss attributable to noncontrolling interest	(132)	(239)	(511)	(559)

Net income attributable to United Components, Inc.	$13,114	$4,440	$22,172	$15,222

United Components, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2009	2008
	(unaudited)	(audited)
Assets

Current assets
Cash and cash equivalents	$115,065	$46,612
Accounts receivable, net	271,209	261,624
Inventories, net	128,312	159,444
Deferred tax assets	26,171	24,245
Other current assets	21,285	19,452

Total current assets	562,042	511,377

Property, plant and equipment, net	154,938	167,906
Goodwill	241,461	241,461
Other intangible assets, net	68,516	74,606
Deferred financing costs, net	2,004	2,649
Restricted cash	9,400	—
Other long-term assets	6,028	1,823

Total assets	$1,044,389	$999,822

Liabilities and equity

Current liabilities
Accounts payable	$105,800	$104,416
Short-term borrowings	6,111	25,199
Current maturities of long-term debt	262	422
Accrued expenses and other current liabilities	110,425	85,730

Total current liabilities	222,598	215,767

Long-term debt, less current maturities	418,333	418,025
Pension and other postretirement liabilities	74,970	79,832
Deferred tax liabilities	6,526	3,560
Due to parent	26,405	17,535
Other long-term liabilities	7,970	2,540

Total liabilities	756,802	737,259

Equity	287,587	262,563

Total liabilities and equity	$1,044,389	$999,822

United Components, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Nine Months ended September 30,
	2009	2008
Net cash provided by operating activities	$105,619	$24,551

Cash flows from investing activities
Capital expenditures	(10,893)	(25,977)
Proceeds from sale of property, plant and equipment	2,483	366
Increase in restricted cash	(9,400)	—

Net cash used in investing activities	(17,810)	(25,611)

Cash flows from financing activities
Issuances of debt	9,728	22,798
Debt repayments	(29,142)	(21,718)

Net cash (used in) generated by financing activities	(19,414)	1,080

Effect of currency exchange rate changes on cash	58	68

Net increase in cash and cash equivalents	68,453	88

Cash and cash equivalents at beginning of year	46,612	41,440

Cash and cash equivalents at end of period	$115,065	$41,528

EBITDA and Adjusted EBITDA
EBITDA and Adjusted EBITDA are presented because they are believed to be frequently used by parties interested in United Components, Inc. (“UCI”). Management believes that EBITDA and Adjusted EBITDA provide useful information to investors because they facilitate an investor’s comparison of UCI’s operating results to that of companies with different capital structures and with cost basis in assets that have not been revalued and written-up in an allocation of a recent acquisition’s purchase price.
The calculation of Adjusted EBITDA, presented on Schedule A, reflects the calculation of EBITDA as used in the amended and restated credit agreement for UCI’s senior credit facility. The adjusted EBITDA required by the credit agreement is used to measure compliance with covenants of that agreement such as interest coverage.
EBITDA and Adjusted EBITDA are not measures of financial performance under United States generally accepted accounting principles (“U.S. GAAP”) and should not be considered alternatives to net income, operating income or any other performance measures derived in accordance with U.S. GAAP or as an alternative to cash flow from operating activities as a measure of liquidity.

Schedule A
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(dollars in millions)

	2009				2008
				Sept				Sept
	Q1	Q2	Q3	YTD	Q1	Q2	Q3	YTD
Net income attributable to United Components, Inc.	$1.6	$7.5	$13.1	$22.2	$6.8	$4.0	$4.4	$15.2

Interest, net of minority interest	8.0	7.8	7.2	23.0	9.1	8.4	8.3	25.8

Income tax expense, net of minority interest	1.2	4.3	7.3	12.8	4.2	2.4	3.3	9.9

Depreciation, net of minority interest	7.1	7.1	6.9	21.1	6.7	6.8	6.6	20.1

Amortization	2.1	2.2	2.1	6.4	2.2	2.3	2.3	6.8

EBITDA	20.0	28.9	36.6	85.5	29.0	23.9	24.9	77.8

Special items:
Restructuring (gains) costs, net	0.2	(0.6)	0.4	—	0.4	0.1	0.2	0.7

Reduction in force severance	1.0	1.2	0.4	2.6	—	—	0.3	0.3

Establishment of new facilities in China	0.4	0.1	—	0.5	1.4	1.3	0.3	3.0

Cost of defending class action litigation	0.5	0.3	0.3	1.1	—	1.5	1.7	3.2

One-time warranty expense	—	—	—	—	—	5.8	—	5.8

New business changeover and sales commitment costs	2.4	1.1	0.2	3.7	1.1	0.8	2.0	3.9

Non-cash charges (stock options)	0.2	—	—	0.2	0.2	0.2	0.2	0.6

Management fee	0.5	0.5	0.5	1.5	0.5	0.5	0.5	1.5

Adjusted EBITDA	$25.2	$31.5	$38.4	$95.1	$32.6	$34.1	$30.1	$96.8